Exhibit 99.1

03/31/2014

GlycoMimetics Reports Fourth Quarter and Year-End 2013 Results

GAITHERSBURG, Md. — (BUSINESS WIRE) — GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the fourth quarter and year ended December 31, 2013.

In its initial public offering completed in January 2014, GlycoMimetics raised net proceeds of $57.4 million, after underwriting discounts and offering expenses, from the sale of 8,050,000 shares of its common stock at a price of $8.00 per share, including the full exercise of the underwriters’ option to purchase additional shares. Giving effect to that transaction as if it had occurred on December 31, 2013, the Company’s cash and cash equivalents balance as of that date would have been $59.7 million.

For the quarter ended December 31, 2013, GlycoMimetics reported total revenues of $77,000, compared to $3.8 million for the quarter ended December 31, 2012. For the year ended December 31, 2013, total revenues were $4.0 million compared to $15.3 million in 2012. Under the terms of its collaboration with Pfizer, the Company received an upfront payment of $22.5 million from Pfizer in 2011 that was recognized as revenue through March 31, 2013.

The Company’s research and development expenses increased to $3.0 million for the quarter ended December 31, 2013 as compared to $2.7 million for the fourth quarter of 2012. This increase reflected the Company’s completion and data analysis of its Phase 2 trial evaluating its drug candidate GMI-1070 for the treatment of vaso-occlusive crisis of sickle cell disease (VOC), as well as advanced pre-clinical testing and manufacturing of its clinical-stage drug candidate GMI-1271 for the treatment of acute myeloid leukemia (AML) and other cancers. Research and development expenses similarly increased to $11.7 million for the year ended December 31, 2013 from $9.4 million in the prior year, with the increase largely attributable to increased manufacturing expenses for GMI-1271.

The Company’s general and administrative expenses increased to $0.9 million for the quarter ended December 31, 2013 as compared to $0.5 million for the fourth quarter of 2012. General and administrative expenses for the year ended December 31, 2013 increased to $2.9 million as compared to $2.2 million in the prior year. Each of these increases was primarily due to costs associated with the Company’s IPO and other financing efforts.

“On the heels of being the first biotechnology company to complete an IPO in 2014, we look forward to a productive year ahead. Notably, we anticipate beginning clinical studies with GMI-1271, our pipeline candidate that will initially be investigated in acute myeloid leukemia, and we expect our partner Pfizer to move GMI-1070 into Phase 3 study in patients experiencing vaso-occlusive crisis of sickle cell disease, which would result in a milestone payment to us under our agreement with Pfizer,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection.

Forward-Looking Statements

This press release contains forward-looking statements regarding GlycoMimetics’ planned activities with respect to the clinical development of GMI-1070 and GMI-1271, anticipated milestone payments from Pfizer and other matters. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to filed with the U.S. Securities and Exchange Commission and other filings GlycoMimetics makes with the SEC from time to time, including those factors discussed under the caption “Risk Factors” in such filings. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

GlycoMimetics, Inc

(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	(Unaudited)
	2013	2012	2013	2012

Total revenue	$77	$3,888	$3,993	$15,257

Cost and Expenses:
Research and development	3,033	2,730	11,701	9,438
Selling, general and administrative	906	517	2,880	2,157

Total costs and expenses	3,939	3,247	14,581	11,595

Income (loss) from operations	(3,862)	641	(10,588)	3,662

Other income (expense)	(5)	(3)	(17)	(6)

Net income (loss) and comprehensive income (loss)	$(3,867)	$638	$(10,605)	$3,656

Net loss per share - basic	$(2.80)	$0.69	$(8.87)	$3.93
Net loss per share - diluted	$(2.80)	$0.06	$(8.87)	$0.33
Weighted average shares - basic	1,380,090	929,619	1,196,162	929,619
Weighted average shares - diluted	1,380,090	11,016,532	1,196,162	11,016,532

GlycoMimetics, Inc

(A Development Stage Enterprise)

Balance Sheet Data

(In thousands)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$2,311	$17,373

Working capital	2,605	12,277

Total assets	5,283	18,420

Total liabilities	2,376	5,891

Stockholders’ equity	2,907	12,528

GlycoMimetics, Inc.

Brian Hahn, 240-243-1207

bhahn@glycomimetics.com